                            STOCK PURCHASE AGREEMENT




                                  by and among


                             MCC ACQUISITION CORP.,

                                 INCOMEX, INC.,

                                      and

                       THE SHAREHOLDERS OF INCOMEX, INC.




                                  dated as of

                               February 13, 1998

                            STOCK PURCHASE AGREEMENT


                               TABLE OF CONTENTS




ARTICLE I.     PURCHASE AND SALE OF SHARES                           1
        1.1    Purchase and Sale of Shares                           1
        1.2    Closing of Purchase and Sale of Shares                2
        1.3    Earn-Out Rights                                       2

ARTICLE II.    CONDITIONS TO OBLIGATIONS                             2
        2.1    Conditions to Obligations of MCCAC,
               INCOMEX and the INCOMEX Shareholders                  2
        2.2    Conditions to Obligations of MCCAC                    3
        2.3    Conditions to the Obligations of the
               INCOMEX Shareholders                                  4

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF
               INCOMEX AND THE MANAGING SHAREHOLDERS                 5
        3.1    Corporate Organization                                5
        3.2    Subsidiaries and Other Entities                       5
        3.3    Corporate Authorization                               5
        3.4    Capital Stock                                         6
        3.5    Compliance with Laws                                  6
        3.6    No Conflict                                           7
        3.7    Litigation                                            7
        3.8    Insurance                                             8
        3.9    Intellectual Property                                 8
        3.10   Assets                                                8
        3.11   Financial Statements                                  9
        3.12   Liabilities                                           9
        3.13   Transactions Not in the Ordinary Course               9
        3.14   Capital Projects                                     10
        3.15   Taxes                                                10
        3.16   Bank Accounts; Powers of Attorney                    10
        3.17   Real Estate                                          11
        3.18   Title to Properties                                  11
        3.19   Contracts                                            11






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       3.20  Brokers                                      12
       3.21  Special Liabilities; Warranties              12
       3.22  Employee Benefit Matters                     12
       3.23  Materially Correct                           13
       3.24  Information                                  13
       3.25  Relationships with Related Persons           13
       3.26  Year 2000 Compliance                         13

ARTICLE IV.  ADDITIONAL REPRESENTATIONS AND
             WARRANTIES OF THE INCOMEX SHAREHOLDERS       14
        4.1  Authority                                    14
        4.2  Ownership of Shares                          14
        4.3  No Conflict                                  14
        4.4  Investment Intent                            14

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF MCCAC      15
        5.1  Corporate Organization; Authorization        15
        5.2  No Conflict                                  15
        5.3  Murdock Shares                               16

ARTICLE VI.  COVENANTS OF INCOMEX AND THE INCOMEX
             SHAREHOLDERS                                 16
        6.1  Conduct of Business                          16
        6.2  Reasonable Efforts                           17
        6.3  Inspection                                   17
        6.4  Best Efforts                                 17
        6.5  Update Information                           17
        6.6  Holding Period; Trading Prohibitions         17

ARTICLE VII. JOINT COVENANTS                              18
        7.1  Support of Transactions                      18

ARTICLE VIII.INDEMNIFICATION                              18
        8.1  Survival; Right to Indemnification Not
             Affected by Knowledge                        18
        8.2  Indemnification and Payment of Damages by
             INCOMEX Shareholders                         19
        8.3  Indemnification and Payment of Damages by
             MCCAC                                        20
        8.4  Procedure for Indemnification                20

        8.5      The Shareholder Representative                       22
        8.6      Limitations on Indemnification Obligations
                 of the INCOMEX Shareholders                          23
        8.7      Additional Indemnification Obligations of the
                 Managing Shareholders                                23

ARTICLE IX.      TERMINATION                                          23
        9.1      Termination                                          23
        9.2      Effect                                               24

ARTICLE X.       DEFINITIONS                                          25
       10.1      Defined Terms                                        25
       10.2      Other Definitional Provisions                        27

ARTICLE XI.      MISCELLANEOUS                                        28
       11.1      Waiver                                               28
       11.2      Notices                                              28
       11.3      Assignment                                           29
       11.4      Rights of Third Parties                              29
       11.5      Reliance                                             29
       11.6      Expenses                                             30
       11.7      Construction                                         30
       11.8      Captions; Counterparts                               30
       11.9      Entire Agreement                                     30
      11.10      Amendments                                           30
      11.11      Publicity                                            30

                                     EXHIBITS
                                     --------

 Exhibit A -   INCOMEX Shareholders

 Exhibit B -   Form of Opinion of Counsel for INCOMEX

 Exhibit C -   Form of Non-Interference Agreement

 Exhibit D -   INCOMEX Disclosure Statement





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




                            STOCK PURCHASE AGREEMENT

   This Stock Purchase Agreement is entered into as of February 13, 1998 by and among MCC Acquisition Corp. ("MCCAC"), an Iowa corporation and a wholly owned subsidiary of Murdock Communications Corporation ("Murdock"), INCOMEX, INC., a California corporation ("INCOMEX"), and all of the shareholders of INCOMEX (the "INCOMEX Shareholders").

    Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in
Article X of this Agreement.

                                    RECITAL

         MCCAC desires to purchase from the INCOMEX Shareholders all of the issued and outstanding shares of capital stock of INCOMEX, and the INCOMEX Shareholders desire to sell to MCCAC the shares of INCOMEX Common Stock listed on Exhibit A hereto which together constitute all of the issued and outstanding capital stock of INCOMEX.

                                   AGREEMENT

    In order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements hereinafter contained, each party to this Agreement agrees as follows:

                   ARTICLE I.  PURCHASE AND SALE OF SHARES

    1.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each of the INCOMEX Shareholders shall sell to MCCAC, and MCCAC shall purchase from each of the INCOMEX Shareholders, the shares of INCOMEX Common Stock set forth opposite each such INCOMEX Shareholder's name on Exhibit A hereto, as applicable, in each case free and clear of all Encumbrances, for such INCOMEX Shareholder's Proportional Share of the aggregate purchase consideration payable to the INCOMEX Shareholders at Closing (the "Purchase Price").

         The Purchase Price will be (a) 400,000 shares of Murdock Common Stock (the "Closing Consideration") the amount payable by MCCAC pursuant to Section 1.3(a), plus (b) shares of Murdock Common Stock which may be earned by the INCOMEX Shareholders pursuant to Section 1.3(b).

      1.2 Closing of Purchase and Sale of Shares. The closing of the purchase and sale of shares of INCOMEX Common Stock contemplated herein (the "Closing") will occur after all of the conditions set forth in Article II have either been fulfilled or waived. Subject to the prior fulfillment or waiver of the conditions in Article II, at the Closing: (a) MCCAC will deliver to each INCOMEX Shareholder certificates for Murdock Common Stock representing such INCOMEX Shareholder's Proportional Share of the Closing Consideration; and (b) each INCOMEX Shareholder will deliver to MCCAC certificates representing the shares of INCOMEX Common Stock held by such INCOMEX Shareholder, duly endorsed (or accompanied by duly executed stock powers), for transfer to MCCAC.

      1.3  Earn-Out Rights.

           (a) After September 1, 1998, and upon the satisfaction of the conditions of this Section 1.3(a), MCCAC will pay to the INCOMEX Shareholders, according to their respective Proportional Shares, an aggregate amount equal to 60% of the IBT (as defined below) of INCOMEX during the period from February 1, 1998 through July 31, 1998. "IBT" shall mean net income before income taxes, determined according to GAAP except that, solely for purposes of calculating IBT, the cost of operator services provided to INCOMEX by ATN Communications Inc. shall be the lower of (i) the actual costs of such services billed to INCOMEX plus bad debt expense and uncollectible charges or (ii) $5.90 per eight-minute call billed to INCOMEX plus bad debt expense and uncollectible charges.

           (b) At the end of each of the two periods of 12 consecutive full calendar months during the 24 month period beginning August 1, 1998, Murdock Common Stock with an aggregate Quarterly Average Market Value of $1.50 for each dollar of IBT earned in the relevant 12-month period in excess of $400,000 will be delivered by MCCAC to the INCOMEX Shareholders, according to their respective Proportional Shares, within 120 days after the end of the applicable 12-month period.

                   ARTICLE II.   CONDITIONS TO OBLIGATIONS

      2.1 Conditions to Obligations of MCCAC, INCOMEX and the INCOMEX Shareholders. The obligations of MCCAC, INCOMEX and the INCOMEX Shareholders to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

        (a) All necessary approvals, clearances and consents of governmental and regulatory authorities required to be procured by MCCAC or INCOMEX in connection with the transactions contemplated by this Agreement, and all approvals and consents of third parties that are required to be obtained in connection with the transactions contemplated by this Agreement, shall have been procured.

        (b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, and none of MCCAC, INCOMEX or the INCOMEX Shareholders shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in the transactions contemplated by this Agreement.

    2.2 Conditions to Obligations of MCCAC. The obligation of MCCAC to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by MCCAC:

         (a) Each of the representations and warranties of INCOMEX and the INCOMEX Shareholders contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of INCOMEX and the INCOMEX Shareholders to be performed as of or prior to the Closing shall have been duly performed.

         (b) INCOMEX shall have delivered to MCCAC a certificate signed by its President, dated the Closing Date, certifying, in form reasonably satisfactory to MCCAC and to its counsel that, to the best of the knowledge and belief of such officer, the conditions specified in Section 2.1 and Section 2.2(a) as they relate to INCOMEX, as applicable, and in Section 2.2(e), (g), (h) and (j) have been fulfilled.

         (c) Each Managing Shareholder shall have delivered to MCCAC a certificate, dated the Closing Date, certifying, in form reasonably satisfactory to MCCAC and to its counsel that, to the best of the knowledge and belief of such





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




INCOMEX Shareholder, the conditions specified in Section 2.1 as they relate to INCOMEX and such INCOMEX Shareholder and in Sections 2.2(a), (e), (g), (h) and
(j) have been fulfilled.

         (d) MCCAC shall have received opinions, dated the Closing Date, from counsel for INCOMEX in the form of Exhibit B.

         (e) INCOMEX shall have no liabilities or obligations except Permitted Liabilities. The terms of any such Permitted Liabilities outstanding as of the Closing Date shall permit payment in full at the borrower's election, without prepayment penalties, similar charges or any lender's or third party consents.

         (f) Each INCOMEX Shareholder shall have entered into a Non-Interference and Non-Disruption Agreement with MCCAC in substantially the form attached as Exhibit C to this Agreement (the "Non-Interference Agreement").

         (g) The assets to be held by INCOMEX after the Closing Date shall be free and clear of any Encumbrances except for Permitted Liens.

         (h) INCOMEX shall have resolved the Eilco financing issues in a manner satisfactory to MCCAC.

         (i) This Agreement shall have been approved by Murdock's Board of Directors.

         (j) INCOMEX shall have purchased all of the partnership interests of INCOMEX L.P., and shall own as of the Closing Date all right, title and interest therein.

  2.3 Conditions to the Obligations of the INCOMEX Shareholders. The obligation of the INCOMEX Shareholders to consummate the Acquisition is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by all of the INCOMEX Shareholders:

         (a) Each of the representations and warranties of MCCAC contained in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of MCCAC to be performed as of or prior to the Closing shall have been duly performed.

         (b) MCCAC shall have delivered to the INCOMEX Shareholders a certificate signed by an officer of MCCAC, dated the Closing Date, certifying, in form reasonably satisfactory to the INCOMEX Shareholders and their counsel, to





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




the effect that to the best of the knowledge and belief of such officer, the conditions specified in Section 2.1 as they relate to MCCAC and in Section 2.3(a) have been fulfilled.

               ARTICLE III.  REPRESENTATIONS AND WARRANTIES
                             OF INCOMEX AND THE MANAGING
                             SHAREHOLDERS

       For purposes of this Article III, references to the knowledge of INCOMEX or the Managing Shareholders shall mean matters within the actual knowledge of any Managing Shareholder and matters which any Managing Shareholder should have known after due investigation concerning the subjects discussed in this Article III. INCOMEX and the Managing Shareholders jointly and severally represent and warrant to MCCAC that, except as set forth on the INCOMEX Disclosure Statement attached as Exhibit D to this Agreement:

  3.1  Corporate Organization.

       (a) INCOMEX has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Articles of Incorporation of INCOMEX certified by the Secretary of State of the State of California, and the By-Laws of INCOMEX , certified by the Secretary of INCOMEX, delivered to MCCAC as of the Closing Date, are true, correct and complete.

       (b) INCOMEX is not required to be licensed or qualified to do business as a foreign corporation in any jurisdiction.

  3.2 Subsidiaries and Other Entities. Except as described in section 3.2 of the INCOMEX Disclosure Statement, INCOMEX has no Subsidiaries. Except as described in section 3.2 of the INCOMEX Disclosure Statement, and except for its ownership of 100% of the general and limited partnership interests of INCOMEX L.P., which INCOMEX owns free and clear of any Encumbrances (except for Permitted Liens), INCOMEX does not own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any corporations, partnerships, joint ventures, trusts, unincorporated organizations, associations or similar entities.

  3.3 Corporate Authorization. The Board of Directors of INCOMEX has approved the transactions contemplated by this Agreement. INCOMEX has all





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necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. Upon the execution and delivery hereof by MCCAC, this Agreement will constitute the valid and legally binding obligation of INCOMEX, enforceable against INCOMEX in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally or by equitable principles of general applicability with respect to the availability of equitable remedies.

  3.4 Capital Stock. The entire authorized capital stock of INCOMEX consists of 880,000 shares of INCOMEX Common Stock, of which 40,804 shares are issued and outstanding. All of the issued and outstanding shares of INCOMEX Common Stock are owned by the INCOMEX Shareholders as set forth on the signature page of this Agreement. All the outstanding capital stock of INCOMEX is duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in section 3.4 of the INCOMEX Disclosure Statement, there are no warrants, options, subscriptions, other convertible instruments, and no commitments, obligations, or agreement (whether firm or conditional) pursuant to which INCOMEX is or may be obligated to issue, transfer, deliver or sell shares of capital stock or other securities of INCOMEX. Except as disclosed in section
3.4 of the INCOMEX Disclosure Statement, none of the capital stock or other securities of INCOMEX is entitled or subject to preemptive rights or registration rights. The authorization or consent of no person is required in order to consummate the transactions contemplated herein by virtue of any such person having an equitable or beneficial interest in the INCOMEX Common Stock. There are not now, and at the Closing Date there will not be, any voting trusts or other agreements or understandings to which INCOMEX or any INCOMEX Shareholder is a party or is bound with respect to the voting of INCOMEX Common Stock. All outstanding shares of INCOMEX Common Stock were offered, sold and issued in compliance with all applicable laws and regulations, including, without limitation, federal and state securities laws.

  3.5 Compliance with Laws. Except as set forth in Section 3.5 of the INCOMEX Disclosure Statement, (i) INCOMEX is not currently in violation (nor is it currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of their presently or formerly owned properties or to the conduct of their current or past businesses; (ii) INCOMEX has timely obtained all licenses and permits and timely filed all reports required to be filed under any applicable laws or regulations; (iii) neither INCOMEX nor any other person has stored, dumped or otherwise disposed of any chemical substances, including any "Hazardous Substances," "Pollutants" or "Contaminants" (as such terms are defined in the Comprehensive Environmental





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Response, Compensation and Liability Act of 1980, as amended ("CERCLA")) on, beneath or about any of the properties of INCOMEX; (iv) INCOMEX has not received written notice that it is a "potentially responsible party" under any environmental law or of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its business, or to any of the processes followed, results obtained, services provided or products made, modified or installed (in the ordinary course of its business or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1970, as amended, nor is INCOMEX aware of any such violation. There are no environmental reports known to INCOMEX relating to any owned or leased real property of INCOMEX.

  3.6  No Conflict.

       (a) The execution and delivery of this Agreement by INCOMEX and the INCOMEX Shareholders and the consummation of the transactions contemplated hereby do not, and will not constitute an event which, after notice or lapse of time or both would (a) violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of: (i) any applicable law, rule or regulation of any governmental body in the United States or Mexico, (ii) the Articles of Incorporation or By-Laws of INCOMEX; (iii) any indenture, material agreement, or other material instrument to which INCOMEX is a party or by which INCOMEX may be bound; (iv) any order, judgment or decree applicable to INCOMEX; or (v) the Writ (as defined in section 3.6(b), or (b) terminate or result in the termination of any indenture, material agreement or other material instrument, or result in the creation of any Encumbrance upon any of the properties or assets of INCOMEX under any agreement to which it is a party.

       (b) The Writ held by CIM pursuant to which INCOMEX provides long-distance telephone services in Mexico (the "Writ") is in full force and effect, valid and the ability of INCOMEX to continue to enjoy the benefits of the Writ will not be impaired by the transactions contemplated by this Agreement.

  3.7 Litigation. There are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of INCOMEX or any of the Managing Shareholders, threatened against or specifically affecting INCOMEX or involving any of its properties or assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body. Neither INCOMEX nor any INCOMEX Shareholder is subject to any action, suit, proceeding, claim or investigation formally instituted and pending or, to the knowledge of INCOMEX or any Managing Shareholder, threatened, challenging or seeking to enjoin or otherwise affecting the transactions contemplated by this Agreement. INCOMEX is not subject to or in default under, any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

  3.8 Insurance. Set forth in Section 3.8 of the INCOMEX Disclosure Statement is a list of (a) all insurance policies held by INCOMEX (indicating the insurer, type, amount and term of coverage, deductible, description of vehicles, latest property insurable values by location, workers' compensation payroll (separately for clerical, sales and technical employees), and additional named insureds with respect to each such policy); and (b) all claims pending under any of such insurance policies. All of these policies are in full force and effect and all premiums due thereon have been paid or accrued. INCOMEX has previously delivered to MCCAC complete copies of each such insurance policy.

  3.9 Intellectual Property. Except as set forth in Section 3.9 of the INCOMEX Disclosure Statement, there are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing marks or names; copyrights or copyright registrations; or any licenses, other than software licenses acquired solely through the purchase of the underlying software, to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to the business of INCOMEX as now conducted or as presently proposed to be conducted. INCOMEX has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. INCOMEX is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of INCOMEX the business of INCOMEX as now conducted or as presently proposed to be conducted. INCOMEX has not received any notices of any infringement or misappropriation from any third party.

  3.10 Assets. Section 3.10 of the INCOMEX Disclosure Statement lists all fixed capital assets owned by INCOMEX (the "Asset List"). The assets on the Asset List include (i) substantially all of the tangible assets presently used by INCOMEX in the conduct of its business and (ii) all assets reflected under "Property, Plant & Equipment" on the Interim Balance Sheet.





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




  3.11 Financial Statements. INCOMEX has delivered to MCCAC the following financial statements (including any notes thereto), all of which have been prepared in accordance with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of INCOMEX, at the dates stated in such financial statements and the results of their operations for the periods stated therein (subject in the case of the financial statements referenced in paragraph (b) to the absence of notes and to normal year-end adjustments):

       (a) a Balance Sheet at December 31, 1996, and a Statement of Income and Retained Earnings, Statement of Liabilities and Stockholders' Equity and Statement of Cash Flows for the year ended December 31, 1996 ;and

       (b) a Balance Sheet at December 31, 1997 (the "Interim Balance Sheet"), and a Statement of Income and a Consolidated Statement of Cash Flows for the eight months ended December 31, 1997.

  3.12 Liabilities. INCOMEX does not have any liability or obligation, secured or unsecured (whether accrued, absolute, contingent or otherwise), except for the following "Permitted Liabilities:"

             (i) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practices for which the stated due date has not passed ("Current Payables");

             (ii) those liabilities or obligations (for which the stated due date has not passed) relating to operating contracts or leases entered into in the ordinary course of business consistent with past practice;

            (iii) liabilities and obligations of the type shown on the Interim Balance Sheet; and

             (iv)  the Transaction Costs.

  3.13 Transactions Not in the Ordinary Course.  Except as disclosed in section
3.13 of the INCOMEX Disclosure Statement, during the period commencing December 31, 1997 and ending on the date of this Agreement, INCOMEX has not (a) incurred any liability or obligation not in the ordinary course of business or entered into any transaction other than in the ordinary course of business; (b) declared or made any payment or distribution to shareholders or other holders of equity or other similar ownership or participation interests, including stock splits, stock dividends and profit distributions, or purchased or





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




redeemed any shares or other equity or other similar ownership or participation interests except as provided for in this Agreement; (c) placed any Encumbrance on any of its assets, tangible or intangible; (d) sold or transferred any of its other assets, tangible or intangible, except in the ordinary course of business; (e) canceled any debts or claims except in each case in the ordinary course of business; (f) increased the rate of compensation of any officer or of any employee receiving (giving effect to such increase) more than $50,000 per annum or paid or declared any bonus (excluding fixed-formula compensation incentive payments such as may be paid to certain sales employees from time to time); or (g) agreed to or amended or instituted any employment contract, bonus plan, stock option plan, profit sharing plan, pension plan, retirement plan or other similar arrangement or plan.

  3.14 Capital Projects. Set forth in Section 3.14 of the INCOMEX Disclosure Statement is a description of all Capital Expenditures currently committed for or authorized by INCOMEX.

  3.15 Taxes. Except as set forth in Section 3.15 of the INCOMEX Disclosure Statement, INCOMEX has accurately prepared and has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies, all tax returns and reports required to be filed by it. All taxes owed or withheld, or which may be claimed to be owed or required to be withheld by INCOMEX, to or for the benefit of any governmental agency for or with respect to the periods covered by such returns and reports or with respect to any period (or portions thereof) ending at or before the Closing, and all interest, penalties, assessments and deficiencies connected therewith, have been or will be timely paid in full or provided for in full. INCOMEX has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. INCOMEX is not a party to any pending audit, inquiry, action or proceeding, nor has INCOMEX been notified of the inception of any such audit, inquiry, action or proceeding by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes. No deficiency or assessment notices or reports or statements of tax due have been received by INCOMEX in respect of any of its tax returns. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have no material effect upon the tax treatment of any previously consummated transaction in which INCOMEX acquired all or any part of the assets or capital stock of another entity.

  3.16 Bank Accounts; Powers of Attorney. Set forth in Section 3.16 of the INCOMEX Disclosure Statement is a complete list of (a) all banks in which





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INCOMEX has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and (b) the names of all persons holding powers of attorney from INCOMEX.

  3.17 Real Estate. Section 3.17 of the INCOMEX Disclosure Statement lists all real estate, real estate options and leaseholds owned or held by INCOMEX. To the best knowledge of the Managing Shareholders and except as set forth in
Section 3.17 of the INCOMEX Disclosure Statement, there are no title defects, issues of validity or enforceability, deficiencies in rights of possession or use or similar matters relating to or affecting any real estate owned or leased, or which is subject to an option to buy, sell or lease, of or by INCOMEX. Except for Permitted Liens, INCOMEX has good and marketable title in fee simple to all real estate owned by it and good leasehold interests in all of its leaseholds, none of which interests will be materially and adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of INCOMEX, enforceable against the lessor thereunder and INCOMEX enjoys quiet possession of all leaseholds.

  3.18 Title to Properties. INCOMEX has good title to all of its personal properties and assets, tangible and intangible (including, without limitation, those on the Asset List). Except for Encumbrances set forth in Section 3.18 of the INCOMEX Disclosure Statement, none of such properties or assets is subject to any Encumbrance other than (a) any Encumbrances connected with operating leases entered into in the ordinary course of business consistent with past practice, (b) such other Encumbrances that do not secure indebtedness and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business, financial condition, results of operations or operations of INCOMEX, or (c) as otherwise disclosed to and approved by MCCAC in writing (collectively, "Permitted Liens").

  3.19 Contracts. Except as set forth in Section 3.19 of the INCOMEX Disclosure Statement, INCOMEX is not a party to or bound by any (a) agreement or other arrangement not made in the ordinary course of business, involving payments or receipts in excess of $10,000 individually or more than $50,000 in the aggregate; (b) employment or consulting contract; (c) contract with any labor union; (d) employee bonus, pension, profit-sharing, retirement, stock purchase or other benefit or welfare plan or agreement; (e) lease with respect to real or personal property, whether as lessor or lessee; (f) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $10,000 per annum or $50,000 in the aggregate;
(g) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, INCOMEX; (h) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance; or (i) any loan to officers, directors or employees of INCOMEX (all of which loans will be repaid in full by the Closing). Except as set forth in Section 3.19 of the INCOMEX Disclosure Statement, to the knowledge of INCOMEX, neither INCOMEX, nor any other party thereto, is in default under the terms of any commitments described in Subsections (a) through (i) of this Section.

  3.20 Brokers. INCOMEX has not directly or indirectly dealt with anyone acting in the capacity of a finder or broker and has not incurred and will not incur any obligation for any finder's or broker's fees or commissions in connection with this Agreement.

  3.21 Special Liabilities; Warranties. Except as set forth in Section 3.21 of the INCOMEX Disclosure Statement, (i) INCOMEX has no liability under any contracts under which the consideration to be paid or received by INCOMEX is determined in whole or in part based on profits or operating results, nor are there any contingent payments owing to any person in connection with the acquisition of any business or entity by INCOMEX; (ii) INCOMEX has not extended any warranties to its customers; and (iii) INCOMEX is not now subject to any outstanding, pending or, to the knowledge of INCOMEX, threatened claims based on warranty coverage.

  3.22 Employee Benefit Matters. Except as set forth in Section 3.22 of the INCOMEX Disclosure Statement, INCOMEX does not have and never has had any employee benefit plan, retirement plan or contractual health plan. INCOMEX does not maintain, contribute to, or have any liability under or with respect to any plan or arrangement, whether or not terminated, which provides or provided medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees. The execution, delivery and performance of this Agreement will not, solely in and of itself, (i) constitute a stated triggering event that will result in any payment (whether of severance pay or otherwise) becoming due from INCOMEX to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of INCOMEX. INCOMEX has not agreed or committed to make any amendments to any employee benefit programs. All contributions, transfers and payments by INCOMEX in respect of any employee benefit program have been or are fully deductible under the Code.

The financial statements of INCOMEX at and for the period ended December 31, 1997 contain and, at and for the period ending on the Closing, will contain adequate accruals for bonuses, sales commissions and vacation pay earned but not received as of such dates.

INCOMEX provides no benefits to any individual who is not a current or former employee of INCOMEX, or the dependents or other beneficiaries of any such individual.

  3.23 Materially Correct.  To the best knowledge of the Managing Shareholders,
Article III of this Agreement together with the INCOMEX Disclosure Statement does not contain any untrue statement of a material fact or omit to state any material fact.

  3.24 Information. Neither INCOMEX nor anyone acting on behalf of INCOMEX has prepared, used or delivered any private placement, confidential offering or similar memoranda and other offering or solicitation materials at any time in connection with any offer or sale of securities of INCOMEX.

  3.25 Relationships with Related Persons. Except as set forth in Section 3.25 of the INCOMEX Disclosure Statement, no INCOMEX Shareholder or any Related Person of any INCOMEX Shareholder:

       (a) has, or since January 1, 1996 has had any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the business of INCOMEX;

       (b) has owned (beneficial or of record) an equity interest or any other financial or profit interest in an entity that has had business dealings or a material financial interest in any transaction with INCOMEX or engaged in competition with INCOMEX; or

       (c) is a party to any contract with, or has any claim or right against, INCOMEX.

  3.26 Year 2000 Compliance. The computer programs and software used by INCOMEX (the "Software"), including such Software as is utilized by INCOMEX's PBXs can be modified or replaced without material expense to allow them to correctly recognize, calculate, sort, store, display and/or process dates outside of the range of 1900-1998, including the years 1999, 2000 and beyond, and to correctly recognize that the year 2000 is a Leap Year and to correctly handle all date calculations involving the date February 29, 2000.

             ARTICLE IV.   ADDITIONAL REPRESENTATIONS AND
                           WARRANTIES OF THE INCOMEX
                           SHAREHOLDERS

  Each of the INCOMEX Shareholders, individually and not jointly and severally, represents and warrants to MCCAC that:

  4.1 Authority. He has all necessary power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Upon the execution and delivery hereof by, respectively, MCCAC, INCOMEX and the other INCOMEX Shareholders, this Agreement will constitute his valid and legally binding obligation enforceable against him in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally or by equitable principles of general applicability with respect to the availability of equitable remedies.

  4.2 Ownership of Shares. He owns the shares of INCOMEX Common Stock set forth opposite his name on Exhibit A free and clear of all Encumbrances.

  4.3 No Conflict. Neither his execution, delivery and performance of this Agreement nor the consummation by him of the transactions contemplated hereby will require the consent, waiver, approval, license or authorization of or filing with any person or public authority and will not conflict with, constitute a violation of or default under or result in a breach of any contract, commitment, agreement, arrangement, judgment, order, ordinance, regulation, decree or restriction of any kind to which he is a party or by which he or his shares of INCOMEX Common Stock is bound.

  4.4 Investment Intent. He is acquiring the shares of Murdock Common Stock deliverable under this Agreement for investment purposes and not with a view to a distribution of such shares within the meaning of applicable securities laws. He has sufficient information regarding Murdock Communications Corporation to enable him to make an informed investment decision regarding the Murdock Common Stock.

             ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF MCCAC

  MCCAC represents and warrants to INCOMEX and the INCOMEX Shareholders that:

  5.1  Corporate Organization; Authorization.

       (a) MCCAC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Iowa and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

       (b) MCCAC has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by MCCAC have been duly authorized by MCCAC, and upon the execution and delivery hereof by MCCAC, this Agreement will constitute the valid and legally binding obligation of MCCAC, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally or by equitable principles of general applicability with respect to the availability of equitable remedies.

  5.2 No Conflict. The execution and delivery of this Agreement by MCCAC and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Restated Articles of Incorporation or the By-Laws of MCCAC or any agreement, indenture or other instrument to which MCCAC is a party or by which MCCAC may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Encumbrance upon any of the properties or assets of MCCAC under any agreement to which it is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of an Encumbrance, except where any such violation, breach, acceleration, termination or creation would not impair MCCAC's ability to perform, in any material respect, its obligations under this Agreement or any other document or instrument to which MCCAC is a party in connection with the transactions contemplated herein.

  5.3 Murdock Shares. The shares of Murdock Common Stock to be issued pursuant to sections 1.1 and 1.2 of this Agreement are duly authorized, validly issued, fully paid and non-assessable and such shares of Murdock Common Stock are not subject to any Encumbrance.


         ARTICLE VI.COVENANTS OF INCOMEX AND THE INCOMEX SHAREHOLDERS

  6.1 Conduct of Business. From the date of this Agreement until the Closing Date, INCOMEX shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted and, without limiting the generality of the foregoing, INCOMEX shall not, without the prior written consent of MCCAC:

       (a) dispose of or contract to dispose of any other assets, tangible or intangible, except in the ordinary course of business, consistent with past practice and, with respect to capital assets, in connection with the replacement of the asset being disposed of;

       (b) voluntarily incur any absolute or contingent debt obligation except in the ordinary course of business under currently existing lines of credit;

       (c) enter into any material contract, including, without limitation, any lease or contract for the purchase or sale of real estate or of any interest therein;

       (d) encumber any property or other assets except for Encumbrances constituting Permitted Liens;

       (e) declare or pay any dividend or purchase or redeem any of its shares, notes or other securities or make any other distribution to shareholders;

       (f) adopt any new or amend any existing employee benefit plan or any employment agreement;

       (g)   form or cause to be formed any subsidiary;

       (h) issue, sell, distribute or dispose of any shares, notes or other securities of INCOMEX or commit itself to do so;

       (i)   make any commitments for Capital Expenditures; or

       (j) fail to keep its properties insured substantially to the same extent as they are currently insured.

  6.2 Reasonable Efforts. The Managing Shareholders and INCOMEX shall use all reasonable efforts to preserve intact its business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.

  6.3 Inspection. INCOMEX shall permit representatives of MCCAC, upon reasonable prior notice, during normal business hours and under reasonable circumstances, to examine the properties, books, contracts, tax returns and other records of INCOMEX, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request.

  6.4 Best Efforts. INCOMEX and the Managing Shareholders shall use their reasonable best efforts to obtain all approvals or consents necessary to permit the consummation of the transactions contemplated by this Agreement.

  6.5 Update Information. Not earlier than 10 and not less than 5 days before the Closing Date, INCOMEX shall correct and supplement in writing any information furnished on the INCOMEX Disclosure Statement that, to the knowledge of INCOMEX, is incorrect or incomplete (or otherwise expressly contemplated by Article III of this Agreement), and shall promptly furnish such corrected and supplemented information to MCCAC, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, up to the Closing, INCOMEX shall notify MCCAC in writing of any changes or supplements to the updated information needed, to the knowledge of INCOMEX, to make such information correct and complete at all times up to the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by INCOMEX of any provision of this Agreement.

  6.6 Holding Period; Trading Prohibitions. Each INCOMEX Shareholder hereby agrees that such INCOMEX Shareholder will not offer, sell, pledge, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of the Murdock Common Stock issued to such INCOMEX Shareholder pursuant to this Agreement for a period of 24 months after the Closing Date. INCOMEX and each INCOMEX Shareholder hereby acknowledges that as a result of disclosures by MCCAC contemplated under this Agreement, INCOMEX and its Affiliates may, from time to time, have material, non-public information concerning Murdock. INCOMEX and each INCOMEX Shareholder confirms that it and its Affiliates are aware and INCOMEX has advised its representatives that (a) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (b) material non-public information shall not be communicated to any other person except as permitted herein.

                         ARTICLE VII.  JOINT COVENANTS

  7.1 Support of Transactions. MCCAC, INCOMEX, the INCOMEX Shareholders and their respective Affiliates shall each (a) use his or its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under
Article II, (b) exert his or its reasonable best efforts to obtain all material consents and approvals of third parties that any of MCCAC, INCOMEX, the INCOMEX Shareholders or their respective Affiliates are responsible to obtain in order to consummate the transactions contemplated by this Agreement, (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article II or otherwise to comply with this Agreement, and (d) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

                         ARTICLE VIII.  INDEMNIFICATION

  8.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations of INCOMEX, the Managing Shareholders, any of the INCOMEX Shareholders and MCCAC in this Agreement, the Transaction Documents, the certificates delivered pursuant to
Section 2.2, and any other certificate or document delivered pursuant to this
Agreement will survive the Closing.   The right to indemnification, payment of
Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition to Closing will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

  8.2 Indemnification and Payment of Damages by Managing Shareholders. The Managing Shareholders, jointly and severally, (and solely with respect to Article IV, the INCOMEX Shareholders) will indemnify and hold harmless MCCAC and its representatives, officers, directors, employees, agents, stockholders, controlling persons, subsidiaries and Affiliates (collectively, the "MCCAC Indemnitees") for, and will pay to the MCCAC Indemnitees the amount of, any Damages arising, directly or indirectly, from or in connection with:

       (a) any breach of any representation or warranty made by INCOMEX, the Managing Shareholders or the INCOMEX Shareholders in this Agreement (without giving effect to any supplement to the INCOMEX Disclosure Statement), the INCOMEX Disclosure Statement, the supplements to the INCOMEX Disclosure Statement, any Transaction Document or any other certificate or document delivered by INCOMEX, the Managing Shareholders or the INCOMEX Shareholders pursuant to this Agreement (except that the indemnification with respect to representations and warranties in Article IV of this Agreement shall be several and not joint for each INCOMEX Shareholder for Damages arising, directly or indirectly, from or in connection with a breach of any of such INCOMEX Shareholder's representations or warranties in Article IV);

       (b) any breach by INCOMEX or any INCOMEX Shareholder of any covenant or obligation of INCOMEX or any INCOMEX Shareholder in this Agreement or any Transaction Document;

       (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with INCOMEX or any INCOMEX Shareholder (or any person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

       (d) any liabilities or obligations not incurred in the ordinary course of business by INCOMEX prior to the Closing Date (whether known or unknown) that are not reflected on the Interim Balance Sheet or disclosed in the INCOMEX Disclosure Statement; or

       (e) any claims, liabilities or obligations arising prior to the Closing Date relating to any of the INCOMEX Employees including, without limitation, any liability under any employee benefit plan or relating to severance or wrongful termination; or

   The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to MCCAC or the other MCCAC Indemnitees.

  8.3 Indemnification and Payment of Damages by MCCAC. MCCAC will indemnify and hold harmless each of the INCOMEX Shareholders and each of their respective representatives, officers, directors, employees, agents, stockholders, controlling persons, subsidiaries and Affiliates (collectively, the "INCOMEX Indemnitees") for, and will pay to the INCOMEX Indemnitees the amount of, any Damages arising, directly or indirectly, from or in connection with:

       (a) any breach of any representation or warranty made by MCCAC in this Agreement, any Transaction Document or any other certificate or document delivered by MCCAC;

       (b) any breach by MCCAC of any covenant or obligation of MCCAC in this Agreement or any Transaction Document;

       (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with MCCAC (or any person acting on its behalf) in connection with any of the transactions contemplated by this Agreement; or

       (d) any liabilities or obligations incurred by INCOMEX prior to the Closing Date in the ordinary course of business or disclosed on the INCOMEX Disclosure Statement and any liabilities or obligations incurred by INCOMEX after the Closing Date.

       The remedies provided in this Section 8.3 will not be exclusive of or limit any other remedies that may be available to the INCOMEX Shareholders or the other INCOMEX Indemnitees.

  8.4  Procedure for Indemnification.

       (a) As soon as is reasonably practicable after any MCCAC Indemnitee or INCOMEX Indemnitee becomes aware of any claim, event or circumstance (a "Claim") that has or might give rise to an indemnification obligation under
Section 8.2 or Section 8.3 of this Agreement, such MCCAC Indemnitee or INCOMEX Indemnitee, as the case may be (an "Indemnified Person"), shall give written notice thereof (a "Claim Notice") to the party or parties from which indemnification is sought (the "Indemnifying Persons"). The

Claim Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated if necessary and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Person. The failure of any Indemnified Person to promptly give the Indemnifying Persons a Claim Notice shall not preclude such Indemnified Person from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that such Indemnified Person's failure has actually prejudiced the rights or increased the liabilities and obligations of any of the Indemnifying Persons hereunder.

   (b) With respect to any Claim Notice, the Indemnifying Persons shall have the right by written notice to the Indemnified Person not later than 30 days after receipt of such Claim Notice, to assume the control of the defense, compromise or settlement of such Claim, provided that (i) such assumption shall, by its terms, be without cost to the Indemnified Person, (ii) each of the Indemnifying Persons agree in writing that they are responsible to indemnify (fully and completely) the Indemnified Person for such Claim, and
(iii) any settlement of such Claim shall involve only the payment of money damages by the Indemnifying Persons.

   (c) Upon the assumption of control by the Indemnifying Persons as provided in Section 8.4(b), the Indemnifying Persons shall diligently proceed with the defense, compromise or settlement of the Claim at the Indemnifying Persons' sole expense, including employment of counsel reasonably satisfactory to the Indemnified Person and, in connection therewith, the Indemnified Person shall cooperate fully, but at the expense of the Indemnifying Persons, to make available to the Indemnifying Persons all pertinent information and witnesses under the Indemnified Person's control, and to take such other steps as in the opinion of counsel for the Indemnifying Persons are necessary to enable the Indemnifying Persons to conduct such defense.

   (d) The final, non-appealable determination of any Claim, including all related costs and expenses, shall be binding and conclusive upon the Indemnifying Persons and the Indemnified Person as to the amount of the indemnification; provided, however, that in the Indemnifying Persons' defense of such Claim, except with the written consent of the Indemnified Person, the Indemnifying Persons shall not consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the provision by the claimant to the Indemnified Person of a release of the Indemnified Person from all liability in respect of such Claim.

   (e) Should the Indemnifying Persons fail to give notice to the Indemnified Person as provided in Section 8.4(b), the Indemnified Person shall be entitled to defend, settle or compromise the Legal Claim as in its sole discretion may appear advisable, and such final determination, settlement or compromise of the Legal Claim shall be binding upon the Indemnifying Persons.

  8.5  The Shareholder Representative.

       (a) Each INCOMEX Shareholder hereby irrevocably makes, constitutes and appoints John Rance as his agent (the "Shareholder Representative") and authorizes and empowers him to fulfill the role of Shareholder Representative hereunder.

       (b) In the event of the death, resignation or incapacity of John Rance, his successor shall be appointed within 30 days of such event by consent of the majority in interest of the aggregate INCOMEX Common Stock held by the INCOMEX Shareholders as of the Closing Date. The decisions and actions of any successor Shareholder Representative shall be, for all purposes, those of a Shareholder Representative as if originally named herein. The death or incapacity of any Shareholder Representative shall not terminate the authority and agency of the Shareholder Representative. The Shareholder Representative may resign at any time upon notice to MCCAC and each INCOMEX Shareholder given at least 30 days prior to the effective date of such resignation, provided that no such resignation shall be effective until his successor has been appointed in accordance with this Section 8.5(b), and has accepted such appointment.

       (c) The Shareholder Representative shall take any actions as he may deem appropriate with respect to any Claim Notice as provided in this
Article VIII. The INCOMEX Shareholders agree that the Shareholder Representative shall have full power and authority to receive all Claims Notices with respect to Claims by any MCCAC Indemnitee, to control the defense, compromise or settlement of any Claims by any MCCAC Indemnitee and otherwise to act on behalf of the INCOMEX Shareholders for all purposes of Section 8.4, and any action by the Shareholder Representative within the scope of such authority shall be binding on all of the INCOMEX Shareholders. In performing any of his duties hereunder, the Shareholder Representative shall not incur any liability to anyone for damages, losses or expenses, except for willful misconduct.

  8.6  Limitations on Indemnification Obligations of the INCOMEX Shareholders.

       (a) Except as provided in Section 8.7, the indemnification obligations of the INCOMEX Shareholders pursuant to this Article VIII will not exceed the aggregate amount of $1,000,000 (the "Indemnification Limit").

       (b) Except as provided in Section 8.7, the INCOMEX Shareholders will have no indemnification obligations pursuant to this Article VIII until the aggregate losses incurred by Indemnified Persons exceed $20,000 (the "Indemnification Threshold"); thereafter, the INCOMEX Shareholders will, subject to the other limitations set forth in this Section 8.6, indemnify the Indemnified Persons for all Losses, including those used in calculating the Indemnification Threshold.

  8.7 Additional Indemnification Obligations of the Managing Shareholders. Without regard to the limitations set forth in section 8.6, the Managing Shareholders will indemnify and hold harmless MCCAC from and against all Damages relating to any of the expenses described in the second sentence of
Section 11.6.

                           ARTICLE IX.  TERMINATION

  9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

       (a) By mutual written consent of INCOMEX, the INCOMEX Shareholders and MCCAC at any time prior to the Closing.

       (b) By INCOMEX or MCCAC, upon written notice to each of the other parties hereto, if the Closing has not occurred on or prior to February 28, 1998.

       (c)   Prior to the Closing, by written notice to INCOMEX from MCCAC, if
(i) there is a material breach of any representation, warranty, covenant or agreement on the part of INCOMEX, any Managing Shareholder or any INCOMEX Shareholder set forth in this Agreement, or if a representation or warranty of INCOMEX, any Managing Shareholder or any INCOMEX Shareholder shall be untrue in any material respect, in either case such that the condition specified in Sections 2.2(a), 2.2(b) or 2.2(c) would not be satisfied at Closing (a "Terminating INCOMEX Breach"), except that, if such Terminating INCOMEX Breach is curable by INCOMEX through the exercise of its reasonable best efforts, then, for up to 30 days, but only as long as INCOMEX continues to exercise such reasonable best efforts, MCCAC may not terminate this Agreement under this Section 9.1(c)(i), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

       (d) Prior to the Closing, by written notice to MCCAC from INCOMEX or from the holders of a majority of shares of INCOMEX Common Stock, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of MCCAC set forth in this Agreement, or if a representation or warranty of MCCAC shall be untrue in any material respect, in either case such that the condition specified in Sections 2.3(a) or 2.3(b) would not be satisfied at Closing (a "Terminating MCCAC Breach"), except that, if such Terminating MCCAC Breach is curable by MCCAC through the exercise of its reasonable best efforts then for up to 30 days, but only as long as MCCAC continues to exercise such reasonable best efforts, INCOMEX may not terminate this Agreement under this Section 9.1(d)(i), (ii) any governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

  9.2 Effect. Any termination of this Agreement, however effected, shall not release MCCAC, INCOMEX, the Managing Shareholders or any of the INCOMEX Shareholders from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

                            ARTICLE X.  DEFINITIONS

  10.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

       "Affiliates" means, as to any person or entity, another person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity; provided, however, that MCCAC's Affiliates will not include any person or entity that may be deemed to control Murdock.

       "Capital Expenditures" means investments in property, plant or equipment involving the expenditure of more than $10,000 in any single case or more than $50,000 in the aggregate.

       "CIM" means Comunicaciones Internationales de Mexico, S.A. de C.V.

       "Claim" has the meaning set forth in section 8.4.

       "Closing" has the meaning set forth in Section 1.2.

       "Closing Date" means the date on which the Closing occurs as provided in
Section 1.2.

       "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.


       "Damages" means any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim.

       "Eilco" means Eilco Leasing Service, Inc.

       "Encumbrance" means any lien, claim, charge, security interest, option, mortgage, pledge or other legal or equitable encumbrance, excluding any encumbrance arising under or pursuant to federal or state securities laws.

       "Family" means, with respect to a particular individual, (i) the individual, (ii) such individual's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law (i) the individual, and (iii) any other natural person who resides with such individual.

   "GAAP" means generally accepted accounting principles consistently applied throughout the periods involved.

   "IBT" has the meaning set forth in section 1.3(e).

   "INCOMEX Common Stock" means the shares of INCOMEX's Common Stock.

   "Managing Shareholders" shall mean John S. Rance, Michael Upshaw and Fernando Ficachi, and "Managing Shareholder" shall mean any of them.

   "Market Value" means the average closing sale price of the Murdock Common Stock for the five trading days preceding the date of determination.

   "Murdock Common Stock" means the issued and outstanding shares of common stock of Murdock Communications Corporation.

   "Non-Interference Agreements" have the meaning set forth in Section 2.2(h).

   "Permitted Liabilities" means the liabilities and obligations described in clauses (i), (ii) and (iv) of Section 3.12.

   "Permitted Liens" has the meaning set forth in Section 3.18.

   "Proportional Share" means, with respect to any INCOMEX Shareholder, (i) the number of shares of INCOMEX Common Stock held by that INCOMEX Shareholder on the Closing Date, divided by (ii) the total number of shares of INCOMEX Common Stock held by all of the INCOMEX Shareholders on the Closing Date.

   "Purchase Price" has the meaning set forth in Section 1.1.

   "Quarterly Average Market Value" means the sum of the Market Value on the last day of each calendar quarter, divided by four.

       "Related Person" means, with respect to a particular individual, (i) each other member of such individual's Family, (ii) any entity that is directly or indirectly controlled by such individual or one or more members of such individual's Family, (iii) any entity in which such individual or members of such individual's Family directly or indirectly beneficially own (individually or in the aggregate) at least 10% of the outstanding equity securities or equity interests, and (iv) any entity with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

       "Shareholder Representative" has the meaning set forth in section 8.5.

       "Subsidiary" means any entity of which at least 50% of the equity interests are owned, directly or indirectly, by INCOMEX.


       "Transaction Costs" means reasonable accounting, legal and financial advisory fees and expenses incurred by INCOMEX and the INCOMEX Shareholders in connection with the Agreement and the transactions contemplated hereby.

       "Transaction Documents" means this Agreement and the Non-Interference Agreements.

       "Writ" has the meaning set forth in section 3.6(b).

  10.2 Other Definitional Provisions.

       (a) All terms defined in this Agreement have the defined meanings when used in any certificate, report or other documents made or delivered pursuant hereto, unless the context otherwise requires.

       (b) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

       (c) As used herein, the neuter gender also denotes the masculine and feminine, and the masculine gender also denotes the neuter and feminine, where the context so permits.

         (d) The words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (e) The words "include," "including" and "or" mean without limitation by reason of enumeration.

                          ARTICLE XI.   MISCELLANEOUS

  11.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

  11.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) one day after delivery to a reputable overnight courier service,
(iii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iv) delivered by telecopy, and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

         (a)      If to MCCAC, to:

                  MCC Acquisition Corporation
                  Attn:  Thomas E. Chaplin
                  1112 29th Avenue, S.W.
                  Cedar Rapids, IA 52404
                  Telephone No.:  319-362-6900
                  Telecopier No.:  319-363-7008

                  with a copy (which shall not
                  constitute notice) to:

                  Albert S. Orr, Esq.
                  Reinhart, Boerner, Van Deuren,
                    Norris & Rieselbach, s.c.
                  1000 North Water Street
                  Suite 2100
                  Milwaukee, WI 53202
                  Telephone No.:  414-298-8209
                  Telecopier No.:  414-298-8097

       (b)          If to INCOMEX or any INCOMEX Shareholder, to:

                    INCOMEX, Inc.
                    Attn:  John Rance, President
                    7777 Center Avenue, Suite 500
                    Huntington Beach, CA 92647
                    Telephone No.:  714-903-1999
                    Telecopier No.:  714-903-1137

                    with a copy (which shall not
                    constitute notice) to:

                    David Stroud, Esq.
                    4695 MacArthur Court, #1200
                    Newport Beach, CA 92660
                    Telephone No.:  714-955-3283
                    Telecopier No.:  714-955-3220


or to such other address or addresses as the parties may from time to time designate in writing.

  11.3 Assignment. Except as provided in Section 7.1, and except that MCCAC may assign this Agreement, or any right or benefit hereunder, to Murdock, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

  11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any subsidiary of MCCAC or Murdock joining this Agreement under the circumstances described in Section 7.1 or any Indemnified Person described in Section 8.4, any right or remedies under or by reason of this Agreement.

  11.5 Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

  11.6 Expenses. MCCAC shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel and accountants. The INCOMEX Shareholders shall bear the legal, financial advisory and accounting fees and expenses of INCOMEX and the INCOMEX Shareholders incurred in connection with this Agreement.

  11.7 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa without regard to conflicts of law principles. Unless otherwise stated, references to Sections, Articles or Exhibits refer to the Sections, Articles and Exhibits to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

  11.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  11.9 Entire Agreement. This Agreement (together with the other Transaction Documents, the Exhibits and other writings referred to herein or delivered pursuant hereto), constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among Murdock or its subsidiaries, INCOMEX, the INCOMEX Shareholders or by any director or directors or officer or officers of such parties relating to the transactions contemplated hereby, or incident hereto. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement, exist between the parties except as expressly set forth in this Agreement.

  11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

  11.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of MCCAC and INCOMEX, which approval shall not be unreasonably withheld by any party; provided, however, that nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

  IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


                                         MCC ACQUISITION CORP.

                                         By: Thomas E. Chaplin
                                             ----------------------
                                         Title: CEO
                                                -------------------

                                         INCOMEX INC.

                                         By: John Rance
                                             ----------------------
                                         Title: President
                                                -------------------




                                         INCOMEX SHAREHOLDERS'
                                         SIGNATURES APPEAR ON THE
                                         FOLLOWING PAGES

                                   EXHIBIT A

                              INCOMEX SHAREHOLDERS


                     Name                       Number of Shares
                    ------                      ----------------